EXHIBIT 1.01

WALTER INDUSTRIES, INC.

8,000,000 SHARES OF COMMON STOCK

Underwriting Agreement

dated October 28, 2004

Table of Contents

Section 1. Representations and Warranties of the Company and the Selling Stockholders.
A. Representations and Warranties of the Company
(a) Compliance with Registration Requirements
(b) Offering Materials Furnished to Underwriter
(c) Distribution of Offering Material By the Company
(d) The Underwriting Agreement
(e) No Applicable Registration or Similar Rights
(f) No Material Adverse Change
(g) Independent Accountants
(h) Preparation of the Financial Statements
(i) Incorporation and Good Standing of the Company and its Subsidiaries
(j) Capitalization and Other Capital Stock Matters
(k) Absence of Lock-Up Agreements
(l) Listing
(m) Non-Contravention of Existing Instruments; No Further Authorizations or Approvals Required
(n) No Material Actions or Proceedings
(o) Intellectual Property Rights
(p) All Necessary Permits, etc.
(q) Title to Properties
(r) Tax Law Compliance.
(s) Not an “Investment Company”
(t) No Price Stabilization or Manipulation
(u) Related Party Transactions
(v) Company’s Accounting System and Internal Controls
(w) Compliance with Environmental Laws
(x) Compliance with Laws
(y) Dividend Payments
(z) Section 16 Insiders
B. Representations and Warranties of the Selling Stockholders
(a) The Underwriting Agreement
(b) All Authorizations Obtained
(c) Direct Holder of Common Shares; Title to Common Shares
(d) Certificates Suitable for Transfer
(e) Non-contravention; No Further Authorizations or Approvals Required
(f) No Further Consents, etc.
(g) Disclosure Made by Such Selling Stockholder in the Final Prospectus
(h) No Price Stabilization or Manipulation
Section 2. Purchase, Sale and Delivery of the Common Shares
(a) The Common Shares
(b) The Closing Date
(c) Payment for the Common Shares
(d) Delivery of the Common Shares
(e) Delivery of Final Prospectuses to the Underwriter
Section 3. Covenants of the Company and the Selling Stockholders
A. Covenants of the Company
(a) Underwriter’s Review of Proposed Amendments and Supplements
(b) Securities Act Compliance

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(c) Amendments and Supplements to the Prospectus and Other Securities Act Matters
(d) Copies of any Amendments and Supplements to the Final Prospectus
(e) Blue Sky Compliance
(f) Transfer Agent
(g) Earnings Statement
(h) Periodic Reporting Obligations
(i) Agreement Not to Offer or Sell Additional Securities
(j) No Manipulation of Price
(k) Exchange Act Compliance
B. Covenants of the Selling Stockholders
(a) Delivery of Forms W-8 and W-9
Section 4. Payment of Expenses
Section 5. Conditions of the Obligations of the Underwriter
(a) Accountants’ Comfort Letter
(b) Compliance with Registration Requirements; No Stop Order
(c) No Material Adverse Change
(d) Opinion of Counsel for the Company
(e) Opinion of Counsel for the Underwriter
(f) Officers’ Certificate
(g) Bring-down Comfort Letter
(h) Opinion of Counsel for the Selling Stockholders
(i) Selling Stockholders’ Certificate
(j) Additional Documents
Section 6. Reimbursement of Underwriter’s Expenses
Section 7. Indemnification
(a) Indemnification of the Underwriter by the Company
(b) Indemnification by the Selling Stockholders
(c) Indemnification of the Company and its Directors and Officers and the Selling Stockholders
(d) Notifications and Other Indemnification Procedures
(e) Settlements
Section 8. Contribution
Section 9. Termination of this Agreement
Section 10. Representations and Indemnities to Survive Delivery
Section 11. Notices
Section 12. Successors
Section 13. Partial Unenforceability
Section 14. Governing Law Provisions
Section 15. Failure of One or More of the Selling Stockholders to Sell and Deliver Common Shares
Section 16. General Provisions
Section 17. Definitions

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Underwriting Agreement

October 28, 2004

Morgan Stanley & Co. Incorporated

1585 Broadway

New York, New York 10036

Ladies and Gentlemen:

The Stockholders of Walter Industries, Inc., a Delaware corporation (the “Company”), named in Schedule A (collectively, the “Selling Stockholders”) severally propose to sell to Morgan Stanley & Co. Incorporated (the “Underwriter”) an aggregate of 8,000,000 shares (the “Common Shares”) of Common Stock, par value $0.01 per share (“Common Stock”), of the Company.

Any reference herein to the Registration Statement, the Basic Prospectus or the Final Prospectus shall be deemed to refer to and include the documents incorporated by reference therein pursuant to Item 12 of Form S-3 which were filed under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (collectively, the “Exchange Act”) on or before the issue date of the Final Prospectus; and any reference herein to the terms “amend”, “amendment” or “supplement” with respect to the Registration Statement, the Basic Prospectus or the Final Prospectus shall be deemed to refer to and include the filing of any document under the Exchange Act after the Effective Date of the Registration Statement or the issue date of the Basic Prospectus or the Final Prospectus, as the case may be, deemed to be incorporated therein by reference.  Certain terms used herein are defined in Section 17 hereof.

The Company and each of the Selling Stockholders hereby confirm their respective agreements with the Underwriter as follows:

Section 1.  Representations and Warranties of the Company and the Selling Stockholders.

A.  Representations and Warranties of the Company.  The Company hereby represents, warrants and covenants to the Underwriter as follows:

(a)  Compliance with Registration Requirements.  The Company meets the requirements for use of Form S-3 under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (collectively, the “Securities Act”) and has prepared and filed with the Securities and Exchange Commission (the “Commission”) a Registration Statement (File No. 333-117477) on Form S-3, including the Basic Prospectus covering the Common Shares to be sold from time to time by the Selling Stockholders.  The Registration Statement has been declared effective by the Commission.  The Company will file with the Commission the Final Prospectus in accordance with Rule 424(b).  As filed, such Final Prospectus or such amendment and form of final prospectus supplement shall contain all Rule 430A Information, together with all other such required information, and, except to the extent the Underwriter shall agree in writing to a modification, shall be in all substantive respects in the form furnished to you prior to the Execution Time or, to the extent not completed at the Execution Time, shall contain only such specific additional information and other changes (beyond that contained in the Basic Prospectus) as the Company has advised you, prior to the Execution Time, will be included or made therein.  The Registration Statement, at the Execution Time, meets the requirements set forth in Rule 415(a)(1)(x).

On the Effective Date, the Registration Statement did comply and, when the Final Prospectus is first filed in accordance with Rule 424(b) and on the Closing Date, the Final Prospectus (and any supplement thereto) will comply, in each case, in all material respects with the applicable requirements of the Securities Act and the Exchange Act; on the Effective Date and at the Execution Time, the Registration Statement did not or will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading; and, on the Effective Date, the Final Prospectus, if not filed pursuant to Rule 424(b), will not, and on the date of any filing pursuant to Rule 424(b) and on the Closing Date, the Final Prospectus (together with any supplement thereto) will not, include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the Company makes no representations or warranties as to the information contained in or omitted from the Registration Statement or the Final Prospectus (or any supplement thereto) in reliance upon and in conformity with information furnished to the Company by or on behalf of the Selling Stockholders or furnished in writing to the Company by or on behalf of the Underwriter specifically for inclusion in the Registration Statement or the Final Prospectus (or any supplement thereto).

The documents incorporated or deemed to be incorporated by reference in the Registration Statement and the Final Prospectus, at the time they were or hereafter are filed with the Commission, complied and will comply in all material respects with the requirements of the Exchange Act and, when read together with the other information in the Final Prospectus, at the date of the Final Prospectus and at the Closing Date, as the case may be, did not and will not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b)  Offering Materials Furnished to Underwriter.  On or prior to the Closing Date, the Company will deliver to the Underwriter one duplicate of the complete manually signed Registration Statement and of each consent and certificate of experts filed as a part thereof, and conformed copies of the Registration Statement (without exhibits), in such quantities and at such places as the Underwriter may reasonably request.

(c)  Distribution of Offering Material By the Company.  The Company has not distributed and will not distribute to potential investors or to the general public, prior to the later of the Closing Date (as defined below) and the completion of the Underwriter’s distribution of the Common Shares, any offering material in connection with the offering and sale of the Common Shares other than the Final Prospectus or Registration Statement.

(d)  The Underwriting Agreement.  This Agreement has been duly authorized, executed and delivered by, and is a valid and binding agreement of, the Company, enforceable in accordance with its terms, except as rights to indemnification and contribution hereunder may be limited by applicable law and public policy and except as the enforcement hereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally or by general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

(e)  No Applicable Registration or Similar Rights.  There are no persons with registration or other similar rights to have any equity or debt securities registered for sale under the Registration Statement or included in the offering contemplated by this Agreement, other than the Selling Stockholders with respect to the Common Shares included in the Registration Statement, except for such rights as have been duly waived.

(f)  No Material Adverse Change.  Except as otherwise disclosed in the Final Prospectus (exclusive of any amendments or supplements thereto subsequent to the date hereof), subsequent to the respective dates as of which information is given in the Final Prospectus: (i) there has been no material adverse change in the condition, financial or otherwise, or in the earnings, business, operations or prospects, whether or not arising from transactions in the ordinary course of business, of the Company and its Subsidiaries, considered as one entity (any such change is called a “Material Adverse Change”); (ii) the Company and its Subsidiaries, considered as one entity, have not incurred any material liability or obligation, indirect, direct or contingent, not in the ordinary course of business, nor entered into any material transaction or agreement not in the ordinary course of business; and (iii) there has been no dividend or distribution of any kind declared, paid or made by the Company or, except for dividends paid to the Company or other Subsidiaries, any of its Subsidiaries on any class of capital stock or repurchase or redemption by the Company or any of its Subsidiaries of any class of capital stock.

(g)  Independent Accountants.  PricewaterhouseCoopers LLP, who have expressed their opinion with respect to the financial statements (which term as used in this Agreement includes the related notes thereto) and supporting schedules filed with the Commission as part of the Registration Statement and included or incorporated by reference in the Final Prospectus, is an independent registered public accounting firm as required by the Securities Act and the Exchange Act.

(h)  Preparation of the Financial Statements.  The financial statements included or incorporated by reference in the Final Prospectus present fairly in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of and at the dates indicated and the results of their operations and cash flows for the periods specified.  The supporting schedules included or incorporated by reference in the Final Prospectus present fairly the information required to be stated therein.  Such financial statements and supporting schedules have been prepared in conformity with generally accepted accounting principles as applied in the United States applied on a consistent basis throughout the periods involved, except as may be expressly stated in the related notes thereto.  The financial information included in the Final Prospectus under the caption “Summary—Recent Developments” has been derived from the accounting records of the Company and its consolidated subsidiaries and presents fairly in all material respects the information shown thereby.

(i)  Incorporation and Good Standing of the Company and its Subsidiaries.  Each of the Company and its significant subsidiaries (as defined in Rule 1-02 of Regulation S-X) (“Significant Subsidiaries”) has been duly incorporated and is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation and has corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Final Prospectus and, in the case of the Company, to enter into and perform its obligations under this Agreement.  Each of the Company and each Significant Subsidiary is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except for such jurisdictions where the failure to so qualify or to be in good standing would not, individually or in the aggregate, result in a Material Adverse Change.  All of the issued and outstanding capital stock of each Significant Subsidiary has been duly authorized and validly issued, is fully paid and non-assessable and, except as described in the Final Prospectus, is owned by the Company, directly or through Subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance or claim.  The Company does not own or control, directly or indirectly, any subsidiary (as defined in Rule 405) other than (i) the subsidiaries listed in Exhibit 21 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and (ii) subsidiaries, if considered in the aggregate as a single subsidiary, would not constitute a Significant Subsidiary.

(j)  Capitalization and Other Capital Stock Matters.  The authorized, issued and outstanding capital stock of the Company is as set forth in the Final Prospectus under the captions “Description of Capital Stock” and “Selling Stockholders” (other than for subsequent issuances, if any, pursuant to Stock Plans (as defined below) described in the Final Prospectus or upon exercise of outstanding options described in the Final Prospectus).  The Common Stock (including the Common Shares) conforms in all material respects to the description thereof contained in the Final Prospectus.  All of the issued and outstanding shares of Common Stock (including the shares of Common Stock owned by Selling Stockholders) have been duly authorized and validly issued, are fully paid and non-assessable and have been issued in compliance with federal and state securities laws.  None of the outstanding shares of Common Stock were issued in violation of any preemptive rights, rights of first refusal or other similar rights to subscribe for or purchase securities of the Company.  There are no authorized or outstanding options, warrants, preemptive rights, rights of first refusal or other rights to purchase, or equity or debt securities convertible into or exchangeable or exercisable for, any capital stock of the Company or any of its Subsidiaries other than (i) those accurately described in the Final Prospectus, (ii) those options granted pursuant to the Stock Plans (as defined below) as accurately described in Company’s Proxy Statement on Schedule 14A filed with the Commission on March 5, 2004 and (iii) any rights with respect to interests in Black Warrior Methane Corp. and Black Warrior Transmission Corp.  The description of the Company’s stock purchase, stock option, stock bonus and other stock plans or arrangements (“Stock Plans”), and the options or other rights granted thereunder, set forth in the Final Prospectus accurately and fairly presents and summarizes such plans, arrangements, options and rights in all material respects.

(k)  Absence of Lock-Up Agreements.  There does not exist any agreements between the Company and any of its security holders that prohibit the sale, transfer, assignment, pledge or hypothecation of any of the Company’s securities in connection with the offering of the Common Shares by the Selling Stockholders.

(l)  Listing.  The Common Shares have been listed for trading on the New York Stock Exchange (the “NYSE”).

(m)  Non-Contravention of Existing Instruments; No Further Authorizations or Approvals Required.  Neither the Company nor any of its Subsidiaries is in violation of its charter or by-laws or is in default (or, with the giving of notice or lapse of time, would be in default) (“Default”) under any indenture, mortgage, loan or credit agreement, note, contract, franchise, lease or other instrument to which the Company or any of its Subsidiaries is a party or by which it or any of them may be bound (including, without limitation, (i) the credit agreement dated April 17, 2003 among the Company and the parties named therein for whom Bank of America, N.A. is acting as administrative agent (as amended, the “Credit Agreement”) and (ii) the Company’s 3.75% Convertible Senior Subordinated Notes due 2024 (the “Notes”) or the related indenture), or to which any of the property or assets of the Company or any of its Subsidiaries is subject (each, an “Existing Instrument”), except for such Defaults as would not, individually or in the aggregate, result in a Material Adverse Change.

The Company’s execution, delivery and performance of this Agreement and consummation of the transactions contemplated thereby and by the Final Prospectus (i) have been duly authorized by all necessary corporate action required by the Company and will not result in any violation of the provisions of the charter or by-laws of the Company or any Significant Subsidiary, (ii) will not conflict with or constitute a breach of, or Default or a Debt Repayment Triggering Event (as defined below) under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its Subsidiaries pursuant to, or require the consent of any other party to, any Existing Instrument, except for breaches or Defaults that would not, individually or in the aggregate, result in a Material Adverse Change and (iii) will not result in any violation of any law, administrative regulation or administrative or court decree applicable to the Company or any Subsidiary, except for such violations as would not, individually or in the aggregate, result in a Material Adverse Change.  No consent, approval, authorization or other order of, or registration or filing with, any court or other governmental or regulatory authority or agency, is required for the Company’s execution, delivery and performance of this Agreement and consummation of the transactions contemplated thereby and by the Final Prospectus, except such as have been obtained or made by the Company and are in full force and effect under the Securities Act and the NYSE and such as may be required under applicable state securities or blue sky laws and from the National Association of Securities Dealers, Inc. (the “NASD”).  As used herein, a “Debt Repayment Triggering Event” means any event or condition which gives, or with the giving of notice or lapse of time would give, the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company or any of its Subsidiaries.

(n)  No Material Actions or Proceedings.  Except as otherwise disclosed in the Final Prospectus, there are no legal or governmental actions, suits or proceedings pending or, to the best of the Company’s knowledge, threatened (i) against or affecting the Company or any of its Subsidiaries, or (ii) which has as the subject thereof any property owned or leased by, the Company or any of its Subsidiaries where in any such case (A) there is a reasonable possibility that such action, suit or proceeding might be determined adversely to the Company or such Subsidiary and (B) any such action, suit or proceeding, if so determined adversely, would reasonably be expected to result in a Material Adverse Change or adversely affect the consummation of the transactions contemplated by this Agreement.  No material labor dispute with the employees of the Company or any of its Subsidiaries, or with the employees of any principal supplier of the Company or any of its Subsidiaries, exists or, to the best of the Company’s knowledge, is threatened or imminent.

(o)  Intellectual Property Rights.  The Company and its Subsidiaries own or possess sufficient trademarks, trade names, patent rights, copyrights, domain names, licenses, approvals, trade secrets and other similar rights (collectively, “Intellectual Property Rights”) reasonably necessary to conduct their businesses as now conducted; except where the failure to own or possess such Intellectual Property Rights would not result in a Material Adverse Change.  Neither the Company nor any of its Subsidiaries has received any notice of infringement or conflict with asserted Intellectual Property Rights of others, which infringement or conflict, if the subject of an unfavorable decision, would result in a Material Adverse Change.

(p)  All Necessary Permits, etc.  The Company and each Significant Subsidiary possess such valid and current certificates, authorizations or permits issued by the appropriate state, federal or foreign regulatory agencies or bodies necessary to conduct their respective businesses, and neither the Company nor any Subsidiary has received any notice of proceedings relating to the revocation or modification of, or non-compliance with, any such certificate, authorization or permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, could result in a Material Adverse Change.

(q)  Title to Properties.  Except as set forth in the Final Prospectus, the Company and each of its Subsidiaries has good and marketable title to all the properties and assets reflected as owned by each of them in the financial statements referred to in section 1A(i) above or otherwise included in the Final Prospectus, in each case free and clear of any security interests, mortgages, liens, encumbrances, equities, claims and other defects, except such as do not, singly or in the aggregate, materially and adversely affect the value of such property and do not, singly or in the aggregate, materially interfere with the use made or proposed to be made of such property by the Company or such Subsidiary.  Except as set forth in the Final Prospectus, the real property, improvements, equipment and personal property held under lease by the Company or any Subsidiary are held under valid and enforceable leases, with such exceptions as are not material and do not, singly or in the aggregate, materially interfere with the use made or proposed to be made of such real property, improvements, equipment or personal property by the Company or such Subsidiary.

(r)  Tax Law Compliance.The Company and its Subsidiaries have filed all necessary federal, state and foreign income and franchise tax returns and have paid all taxes required to be paid by any of them and, if due and payable, any related or similar assessment, fine or penalty levied against any of them, except as may be being contested in good faith and by appropriate proceedings and except where the failure to so file or pay would not, individually or in the aggregate, result in a Material Adverse Change.

(s)  Not an “Investment Company”.  The Company has been advised of the rules and requirements under the Investment Company Act of 1940, as amended (the “Investment Company Act”).  The Company is not required to register as an “investment company” within the meaning of Investment Company Act and will conduct its business in a manner so that it will not become subject to the Investment Company Act.

(t)  No Price Stabilization or Manipulation.  The Company has not taken, and will not take, directly or indirectly, any action designed to or that might be reasonably expected to cause or result in stabilization or manipulation of the price of any security of the Company prohibited by the Securities Act to facilitate the sale or resale of the Common Shares.

(u)  Related Party Transactions.  There are no business relationships or related-party transactions involving the Company or any Subsidiary or any other person required by the Securities Act to be described in the Final Prospectus which have not been described as required.

(v)  Company’s Accounting System and Internal Controls.  The Company and its consolidated subsidiaries maintain a system of accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles as applied in the United States and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences; (v) financial statement certification requirements under the Exchange Act or otherwise are accurate; and (vi) NYSE corporate governance requirements are complied with, in all material respects, including, without limitation, audit and other board of directors committee composition requirements, except as permitted by any applicable NYSE waiting period.

(w)  Compliance with Environmental Laws.  Except as disclosed in the Final Prospectus and except as would not, individually or in the aggregate, result in a Material Adverse Change (i) neither the Company nor any of its Subsidiaries is in violation of any federal, state, local or foreign law or regulation relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum and petroleum products (collectively, “Materials of Environmental Concern”), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environment Concern (collectively, “Environmental Laws”), which violation includes, but is not limited to, noncompliance with any permits or other governmental authorizations required for the operation of the business of the Company or its Subsidiaries under applicable Environmental Laws, or noncompliance with the terms and conditions thereof, nor has the Company or any of its Subsidiaries received any written communication from a governmental authority, that alleges that the Company or any of its Subsidiaries is in violation of any Environmental Law; (ii) there is no claim, action or cause of action filed with a court or governmental authority, no investigation with respect to which either the Company or any of its Subsidiaries has received written notice, and no written notice by any person or entity alleging potential liability for investigatory costs, cleanup costs, governmental responses costs, natural resources damages, property damages, personal injuries, attorneys’ fees or penalties arising out of, based on or resulting from the presence, or release into the environment, of any Material of Environmental Concern at any location owned, leased or operated by the Company or any of its Subsidiaries, now or in the past (collectively, “Environmental Claims”), pending or, to the best of the Company’s knowledge, threatened against the Company or any of its Subsidiaries or any person or entity whose liability for any Environmental Claim the Company or any of its Subsidiaries has retained or assumed either contractually or by operation of law; and (iii) to the best of the Company’s knowledge, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge, presence or disposal of any Material of Environmental Concern, that reasonably could result in a violation of any Environmental Law or form the basis of a potential Environmental Claim against the Company or any of its Subsidiaries or against any person or entity whose liability for any Environmental Claim the Company or any of its Subsidiaries has retained or assumed either contractually or by operation of law.

(x)  Compliance with Laws.  The Company has not been advised, and has no reason to believe, that it or any of its Subsidiaries is not conducting business in compliance with all applicable laws, rules and regulations of the jurisdictions in which it is conducting business, except where failure to be so in compliance would not result in a Material Adverse Change.  The Company is in material compliance with all applicable provisions of the Sarbanes-Oxley Act of 2002 that are effective.

(y)  Dividend Payments.  Except as disclosed in the Final Prospectus, no Subsidiary of the Company is currently prohibited, directly or indirectly under any agreement or other instrument to which it is a party or is subject, from paying any dividends to the Company, from making any other distribution on such Subsidiary’s capital stock or from repaying to the Company any loans or advances to such Subsidiary from the Company.

(z)  Section 16 Insiders.  There are no directors, officers or, to the best of the Company’s knowledge, principal stockholders of the Company required to file reports relating to beneficial ownership of the Company’s securities under Section 16 of the Exchange Act, except for those persons and entities listed on Schedule B hereto.

Any certificate signed by an officer of the Company and delivered to the Underwriter or to counsel for the Underwriter in connection with this Agreement shall be deemed to be a representation and warranty by the Company to the Underwriter as to the matters set forth therein.

The Company acknowledges that the Underwriter and, for purposes of the opinions to be delivered pursuant to Section 5 hereof, counsel to the Company and counsel to the Underwriter, will rely upon the accuracy and truthfulness of the foregoing representations and hereby consents to such reliance.

B.  Representations and Warranties of the Selling Stockholders.  Each Selling Stockholder, severally and not jointly, represents, warrants and covenants to the Underwriter as follows:

(a)  The Underwriting Agreement.  This Agreement has been duly authorized, executed and delivered by or on behalf of, and is a valid and binding agreement of, such Selling Stockholder, enforceable in accordance with its terms, except as rights to indemnification and contribution hereunder may be limited by applicable law and public policy and except as the enforcement hereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally or by general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

(b)  All Authorizations Obtained.  Such Selling Stockholder has full right, power and authority to enter into this Agreement and to sell, transfer and deliver all of the Common Shares which may be sold by such Selling Stockholder pursuant to this Agreement.

(c)  Direct Holder of Common Shares; Title to Common Shares.  The Common Shares to be sold by such Selling Stockholder pursuant to this Agreement are certificated securities in registered form and are not held in any securities account or by or through any securities intermediary within the meaning of the Uniform Commercial Code as in effect in the State of New York (“NYUCC”).  Such Selling Stockholder has, and on the Closing Date (as defined below) will have, full right, power and authority to hold, sell, transfer and deliver the Common Shares to be sold by such Selling Stockholder pursuant to this Agreement; and upon the Underwriter acquiring possession of such Common Shares (or an agent’s acquiring possession of such Common Shares on the Underwriter’s behalf) and paying the purchase price therefor as herein contemplated, the Underwriter will become a “protected purchaser” of the Common Shares (as defined in Section 8-303 of the NYUCC) and acquire its interests in such Common Shares (including, without limitation, all rights that such Selling Stockholder had or has the power to transfer in such Common Shares) free of any adverse claim (as defined in Section 8-102(a)(i) of the NYUCC), provided that the Underwriter has no notice of any adverse claim.

(d)  Certificates Suitable for Transfer.  Certificates for all of the Common Shares to be sold by such Selling Stockholder pursuant to this Agreement, in suitable form for transfer by delivery or accompanied by duly executed instruments of transfer or assignment in blank, with signatures guaranteed, will be placed in custody with the transfer agent or other custodian with irrevocable conditional instructions to deliver such Common Shares to the Underwriter pursuant to this Agreement.

(e)  Non-contravention; No Further Authorizations or Approvals Required.  The execution and delivery by such Selling Stockholder of, and the performance by such Selling Stockholder of its obligations under, this Agreement will not contravene or conflict with, result in a breach of, or constitute a Default under, the partnership agreement of such Selling Stockholder or any other material agreement or instrument to which such Selling Stockholder is a party or by which it is bound or under which it is entitled to any right or benefit, any provision of applicable law or any judgment, order, decree or regulation applicable to such Selling Stockholder of any court, regulatory body, administrative agency, governmental body or arbitrator having jurisdiction over such Selling Stockholder.  No consent, approval, authorization or other order of, or registration or filing with, any court or other governmental authority or agency, is required for the consummation by such Selling Stockholder of the transactions contemplated in this Agreement, except such as have been obtained or made and are in full force and effect under the Securities Act, applicable state securities or blue sky laws.

(f)  No Further Consents, etc.  Except for the (i) exercise by such Selling Stockholder of certain registration rights pursuant to either the Registration Rights Agreement dated as of March 17, 1995, as amended, between the Company and certain holders of its Common Stock or the Registration Rights Agreement dated as of September 12, 1995 between the Company and Channel One Associates, L.P. (which registration rights have been duly exercised pursuant thereto) and (ii) consent of such Selling Stockholder to the respective number of Common Shares to be sold by all of the Selling Stockholders pursuant to this Agreement, no consent, approval or waiver is required under any instrument or agreement to which such Selling Stockholder is a party or by which it is bound or under which it is entitled to any right or benefit, in connection with the offering, sale or purchase by the Underwriter of any of the Common Shares which may be sold by such Selling Stockholder under this Agreement or the consummation by such Selling Stockholder of any of the other transactions contemplated hereby.

(g)  Disclosure Made by Such Selling Stockholder in the Final Prospectus.  All information furnished by or on behalf of such Selling Stockholder in writing expressly for use in the Registration Statement and Final Prospectus is, and on the Closing Date will be, true, correct, and complete in all material respects, and does not, and on the Closing Date will not, contain any untrue statement of a material fact or omit to state any material fact necessary to make such information not misleading.  The Underwriter acknowledges that the only information furnished in writing by or on behalf of each of the Selling Stockholders for inclusion in the Final Prospectus is the following: (i) the first sentence of the second paragraph under the caption “Selling Stockholders” in the prospectus supplement dated October 28, 2004 to the Basic Prospectus, concerning the address of each selling stockholder entity or person and (ii) the tabular and footnote information under the caption “Selling Stockholders” in the prospectus supplement dated October 28, 2004 to the Basic Prospectus, concerning the name of each selling stockholder entity or person, the number and percentage of shares of Common Stock beneficially owned by each such entity or person, the number of shares of Common Stock each such entity or person is offering pursuant to the Offering and in the Repurchase (as defined in such prospectus supplement), and the number and percentage of shares of Common Stock beneficially owned by each such entity or person after the sale pursuant to the Offering and the Repurchase.

(h)  No Price Stabilization or Manipulation.  Such Selling Stockholder has not taken and will not take, directly or indirectly, any action designed to or that might be reasonably expected to cause or result in stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Common Shares.

Any certificate signed by or on behalf of any Selling Stockholder and delivered to the Underwriter or to counsel for the Underwriter shall be deemed to be a representation and warranty by such Selling Stockholder to the Underwriter as to the matters covered thereby.

Such Selling Stockholder acknowledges that the Underwriter and, for purposes of the opinion to be delivered pursuant to Section 5 hereof, counsel to the Company, counsel to the Selling Stockholder and counsel to the Underwriter, will rely upon the accuracy and truthfulness of the foregoing representations and hereby consents to such reliance.

Section 2.  Purchase, Sale and Delivery of the Common Shares.

(a)  The Common Shares.  The Selling Stockholders agree to sell to the Underwriter the Common Shares upon the terms set forth herein, with each Selling Stockholder selling the number of Common Shares set forth opposite such Selling Stockholder’s name on Schedule A.  On the basis of the representations, warranties and agreements herein contained, and upon the terms but subject to the conditions herein set forth, the Underwriter agrees to purchase from the Selling Stockholders the Common Shares.  The purchase price per Common Share to be paid by the Underwriter to the Selling Stockholders shall be $16.1575 per share.  The initial public offering price shall be $16.35 per share, subject to change by the Underwriter.

(b)  The Closing Date.  Delivery of certificates for the Common Shares to be purchased by the Underwriter and payment therefor shall be made at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York (or such other place as may be agreed to by the Company and the Underwriter) at 9:00 a.m., New York time, on November 3, 2004, or such other time and date (not later than 1:30 p.m., New York time, on the fifth business day following November 3, 2004) as the Underwriter shall designate by notice to the Company (the time and date of such closing are called the “Closing Date”).  The Company and the Selling Stockholders hereby acknowledge that circumstances under which the Underwriter may provide notice to postpone the Closing Date as originally scheduled include, but are in no way limited to, any determination by the Company, the Selling Stockholders or the Underwriter to recirculate to the public copies of an amended or supplemented Final Prospectus.

(c)  Payment for the Common Shares.  Payment for the Common Shares to be sold by the Selling Stockholders shall be made at the Closing Date by wire transfer of immediately available funds to the order of an account or accounts specified by the Selling Stockholders.

Each Selling Stockholder hereby agrees that it will pay all stock transfer taxes, stamp duties and other similar taxes, if any, payable upon the sale or delivery of the Common Shares to be sold by such Selling Stockholder to the Underwriter, or otherwise in connection with the performance of such Selling Stockholder’s obligations hereunder.

(d)  Delivery of the Common Shares.  The Selling Stockholders shall deliver, or cause to be delivered, to the Underwriter certificates for the Common Shares to be sold by it at the Closing Date, against the irrevocable release of a wire transfer of immediately available funds for the amount of the purchase price therefor.  The certificates for the Common Shares shall be in definitive form and registered in such names and denominations as the Underwriter shall have requested at least one full business day prior to the Closing Date and shall be made available for inspection on the business day preceding the Closing Date at a location in New York City as the Underwriter may designate.  Time shall be of the essence, and delivery at the time and place specified in this Agreement is a further condition to the obligations of the Underwriter.

(e)  Delivery of Final Prospectuses to the Underwriter.  Not later than 12:00 p.m., New York time, on the second business day following the date the Common Shares are first released by the Underwriter for sale to the public, the Company shall deliver or cause to be delivered, copies of the Final Prospectus in such quantities and at such places as the Underwriter shall reasonably request.

Section 3.  Covenants of the Company and the Selling Stockholders.

A.  Covenants of the Company.  The Company further covenants and agrees with the Underwriter as follows:

(a)  Underwriter’s Review of Proposed Amendments and Supplements.  During such period beginning on the date hereof and ending on the later of the Closing Date or such date, as in the opinion of counsel for the Underwriter, the Final Prospectus is no longer required by law to be delivered in connection with sales by an Underwriter or dealer (the “Prospectus Delivery Period”), prior to amending or supplementing the Registration Statement or supplement (including the Final Prospectus) to the Basic Prospectus, (including any amendment or supplement through incorporation by reference of any report filed under the Exchange Act) the Company shall furnish to the Underwriter for review a copy of each such proposed amendment or supplement, and the Company shall not file any such proposed amendment or supplement to which the Underwriter reasonably objects.  Subject to the foregoing sentence, the Company will cause the Final Prospectus and any supplement thereto to be filed with the Commission pursuant to the applicable paragraph of Rule 424(b) within the time period prescribed and will provide evidence satisfactory to the Underwriter of such timely filing.

(b)  Securities Act Compliance.  After the date of this Agreement, the Company shall promptly advise the Underwriter in writing (i) of any request by the Commission for any amendment to the Registration Statement or any amendment or supplement to the Final Prospectus or the receipt of any comments from the Commission relating to the Registration Statement, (ii) when the Final Prospectus, and any supplement thereto, shall have been filed (if required) with the Commission pursuant to Rule 424(b), (iii) when, prior to the termination of the Prospectus Delivery Period, any amendment to the Registration Statement shall have been filed or become effective and (iv) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or any post-effective amendment thereto or of any order preventing or suspending the use of the Final Prospectus, or of any proceedings to remove, suspend or terminate from listing the Common Stock from the NYSE, or of the threatening or initiation of any proceedings for any of such purposes.  If the Commission shall enter any such stop order at any time, the Company will use its best efforts to obtain the lifting of such order at the earliest possible moment.

(c)  Amendments and Supplements to the Prospectus and Other Securities Act Matters.  If, during the Prospectus Delivery Period, any event shall occur or condition exist as a result of which the Final Prospectus as then amended or supplemented would include an untrue statement of material fact or omit to state a material fact required to be stated therein, and it is necessary to amend or supplement the Final Prospectus in order to make the statements therein, in the light of the circumstances when the Final Prospectus is delivered to a purchaser, not misleading, or it is otherwise necessary to amend or supplement the Final Prospectus to comply with law, the Company agrees to promptly prepare (subject to Section 3A(a) hereof), file with the Commission and furnish at its own expense to the Underwriter, amendments or supplements to the Final Prospectus so that the statements in the Final Prospectus as so amended or supplemented will not, in the light of the circumstances when the Final Prospectus is delivered to a purchaser, be misleading or so that the Final Prospectus, as amended or supplemented, will comply with law.

(d)  Copies of any Amendments and Supplements to the Final Prospectus.  The Company agrees to furnish the Underwriter, without charge, during the Prospectus Delivery Period, as many copies of the Final Prospectus and any amendments and supplements thereto (including any documents incorporated or deemed incorporated by reference therein) as the Underwriter may reasonably request.

(e)  Blue Sky Compliance.  The Company shall cooperate with the Underwriter and counsel for the Underwriter, as the Underwriter may reasonably request from time to time, to qualify or register the Common Shares for sale under (or obtain exemptions from the application of) the state securities or blue sky laws of those jurisdictions designated by the Underwriter, shall comply with such laws and shall continue such qualifications, registrations and exemptions in effect so long as required for the distribution of the Common Shares.  The Company shall not be required to qualify as a foreign corporation or to take any action that would subject it to general service of process in any such jurisdiction where it is not presently qualified or where it would be subject to taxation as a foreign corporation.  The Company will advise the Underwriter promptly of the suspension of the qualification or registration of (or any such exemption relating to) the Common Shares for offering, sale or trading in any jurisdiction or any initiation or threat of any proceeding for any such purpose, and in the event of the issuance of any order suspending such qualification, registration or exemption, the Company shall use its reasonable best efforts to obtain the withdrawal thereof at the earliest possible moment.

(f)  Transfer Agent.  The Company shall engage and maintain, at its expense, a registrar and transfer agent for the Common Stock.

(g)  Earnings Statement.  As soon as practicable, the Company will make generally available to its security holders and to the Underwriter an earnings statement (which need not be audited) of the Company and its consolidated subsidiaries that satisfies the provisions of Section 11(a) of the Securities Act.

(h)  Periodic Reporting Obligations.  During the Prospectus Delivery Period the Company shall file, on a timely basis, with the Commission all reports and documents required to be filed under the Exchange Act.

(i)  Agreement Not to Offer or Sell Additional Securities.  During the period commencing on the date hereof and ending on the 90th day following the date of the Final Prospectus, the Company will not, without the prior written consent of the Underwriter (which consent may be withheld at the sole discretion of the Underwriter), directly or indirectly, sell, offer, contract or grant any option to sell, pledge, transfer or establish an open “put equivalent position” within the meaning of Rule 16a-1(h) under the Exchange Act, or otherwise dispose of or transfer, or announce the offering of, or file any registration statement under the Securities Act in respect of, any shares of Common Stock, options or warrants to acquire shares of the Common Stock or securities exchangeable or exercisable for or convertible into shares of Common Stock; provided, however, that the Company may (i) issue shares of its Common Stock or options to purchase its

Common Stock, or Common Stock upon exercise of options, pursuant to any Stock Plan or arrangement described in the Final Prospectus or the Company’s Proxy Statement on Schedule 14A filed with the Commission on March 5, 2004 or with respect to which registration statements on Form S-8 have been filed by the Company with the Commission and have been declared effective on or prior to the date of this Agreement; (ii) issue shares of its Common Stock upon conversion of the Notes pursuant to the terms of such Notes; and (iii) file a registration statement under the Securities Act or an amendment to a registration statement under the Securities Act, in each case in relation to the Notes or the shares of Common Stock into which the Notes are convertible.  Notwithstanding the foregoing, if (x) during the last 17 days of the 90-day restricted period the Company issues an earnings release or material news or a material event relating to the Company occurs; or (y) prior to the expiration of the 90-day restricted period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the 90-day period; the restrictions imposed in this clause (m) shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event; provided however, that this sentence shall not apply if the research published or distributed on the Company is compliant under Rule 139 of the Securities Act and the Company’s securities are actively traded as defined in Rule 101(c)(1) of Regulation M of the Exchange Act.

(j)  No Manipulation of Price.  The Company will not take, directly or indirectly, any action designed to cause or result in, or that has constituted or might reasonably be expected to constitute, the stabilization or manipulation of the price of any securities of the Company prohibited by the Securities Act.

(k)  Exchange Act Compliance.  During the Prospectus Delivery Period, the Company will file all documents required to be filed with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act in the manner and within the time periods required by the Exchange Act.

B.  Covenants of the Selling Stockholders.  Each Selling Stockholder further covenants and agrees with the Underwriter as follows:

(a)  Delivery of Forms W-8 and W-9.  To deliver to the Underwriter prior to the Closing Date a properly completed and executed United States Treasury Department Form W-8 (if the Selling Stockholder is a non-United States person) or Form W-9 (if the Selling Stockholder is a United States Person).

The Underwriter, may, in its sole discretion, waive in writing the performance by the Company or any Selling Stockholder of the foregoing covenant or extend the time for their performance.

Section 4.  Payment of Expenses.

The Company and the Selling Stockholders, jointly and severally, agree to pay in such proportions as they may agree upon among themselves all costs, fees and expenses incurred in connection with the performance of its obligations hereunder and in connection with the transactions contemplated hereby, including without limitation (i) all expenses incident to the issuance and delivery of the Common Shares (including all printing and engraving costs), (ii) all fees and expenses of the registrar and transfer agent of the Common Stock, (iii) all necessary issue, transfer and other stamp taxes in connection with the issuance and sale of the Common Stock to the Underwriter, (iv) all fees and expenses of the Company’s counsel, independent public or certified public accountants and other advisors, (v) all costs and expenses incurred in connection with the preparation, printing, shipping and distribution of the Registration Statement (including financial statements, exhibits, schedules, consents and certificates of experts), the Final Prospectus, and all amendments and supplements thereto, and this Agreement, (vi) all filing fees, attorneys’ fees and expenses incurred by the Company or the Underwriter in connection with qualifying or registering (or obtaining exemptions from the qualification or registration of) all or any part of the Common Shares for offer and sale under the state securities or blue sky laws, and, if requested by the Underwriter, preparing and printing a “Blue Sky Survey” or memorandum, and any supplements thereto, advising the Underwriter of such qualifications, registrations and exemptions, (vii)  the expenses of the Company and the Underwriter in connection with the marketing and offering of the Common Shares and (viii) all other fees, costs and expenses referred to in Item 14 of Part II of the Registration Statement.  Except as provided in this Section 4, Section 6, and Section 9 hereof, the Underwriter shall pay their own expenses, including the fees and disbursements of its counsel.

The Selling Stockholders further agree with the Underwriter to pay (directly or by reimbursement) all fees and expenses incident to the performance of their obligations under this Agreement which are not otherwise specifically provided for herein, including but not limited to (i) fees and expenses of counsel and other advisors for such Selling Stockholders, (ii) fees and expenses of the transfer agent or other custodian in connection with the sale and delivery of the Common Shares and (iii) expenses and taxes incident to the sale and delivery of the Common Shares to be sold by such Selling Stockholders to the Underwriter hereunder (which taxes, if any, may be deducted by the custodian under the provisions of Section 2 of this Agreement).

This Section 4 shall not affect or modify any separate, valid agreement relating to the allocation of payment of expenses between the Company, on the one hand, and the Selling Stockholders, on the other hand.

Section 5.  Conditions of the Obligations of the Underwriter.

The obligations of the Underwriter to purchase and pay for the Common Shares as provided herein on the Closing Date, shall be subject to the accuracy of the representations and warranties on the part of the Company and the Selling Stockholders set forth in Sections 1A and 1B hereof as of the date hereof and as of the Closing Date as though then made, to the timely performance by the Company and the Selling Stockholders of its their respective covenants and other obligations hereunder, and to each of the following additional conditions:

(a)  Accountants’ Comfort Letter.  On the date hereof, the Underwriter shall have received from PricewaterhouseCoopers LLP, an independent registered public accounting firm with respect to the Company, a letter dated the date hereof addressed to the Underwriter, in form and substance satisfactory to the Underwriter, containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters, delivered according to Statement of Auditing Standards No. 72 (or any successor bulletin), with respect to the audited and unaudited financial statements and certain financial information contained in the Final Prospectus.

(b)  Compliance with Registration Requirements; No Stop Order.  For the period from and after the effectiveness of this Agreement and prior to the Closing Date:

(i) the Company shall have filed the Final Prospectus with the Commission in the manner and within the time period required by Rule 424(b) under the Securities Act; and

(ii) no stop order suspending the effectiveness of the Registration Statement or any post-effective amendment to the Registration Statement, shall be in effect and no proceedings for such purpose shall have been instituted or threatened by the Commission.

(c)  No Material Adverse Change.  For the period from and after the date of this Agreement and prior to the Closing Date, in the judgment of the Underwriter there shall not have occurred any Material Adverse Change.

(d)  Opinion of Counsel for the Company.  On the Closing Date the Underwriter shall have received the opinion and negative assurance letter of Simpson Thacher & Bartlett LLP, counsel for the Company, each dated as of such Closing Date, the forms of which are attached as Exhibit A1 and Exhibit A2 and of Victor Patrick, Senior Vice President, General Counsel and Secretary of the Company, dated as of the Closing Date, the form of which is attached as Exhibit B.

(e)  Opinion of Counsel for the Underwriter.  On the Closing Date the Underwriter shall have received the favorable opinion of Shearman & Sterling LLP, counsel for the Underwriter, dated as of the Closing Date, with respect to the matters customarily addressed in such transactions.

(f)  Officers’ Certificate.  On the Closing Date the Underwriter shall have received a written certificate executed by the Chairman of the Board, Chief Executive Officer or President, and the Chief Financial Officer or Chief Accounting Officer of the Company, dated as of the Closing Date, to the effect set forth in subsection (b)(ii) of this Section 5, and further to the effect that:

(i)                                     for the period from and after the date of this Agreement and prior to such Closing Date, there has not occurred any Material Adverse Change;

(ii)                                  the representations, warranties and covenants of the Company set forth in Section 1A of this Agreement are true and correct with the same force and effect as though expressly made on and as of such Closing Date; and

(iii)                               the Company has complied with all the agreements hereunder and satisfied all the conditions on its part to be performed or satisfied hereunder at or prior to such Closing Date.

(g)  Bring-down Comfort Letter.  On the Closing Date the Underwriter shall have received from PricewaterhouseCoopers LLP, an independent registered public accounting firm with respect to the Company, a letter dated such date, in form and substance satisfactory to the Underwriter, to the effect that they reaffirm the statements made in the letter furnished by them pursuant to subsection (a) of this Section 5, except that the specified date referred to therein for the carrying out of procedures shall be no more than three business days prior to the Closing Date.

(h)  Opinion of Counsel for the Selling Stockholders.  On the Closing Date the Underwriter shall have received the favorable opinion of Latham & Watkins LLP, counsel for the Selling Stockholders, dated as of the Closing Date, the form of which is attached as Exhibit C.

(i)  Selling Stockholders’ Certificate.  On the Closing Date the Underwriter shall receive a written certificate executed by each Selling Stockholder, dated as of the Closing Date, to the effect that:

(i) the representations, warranties and covenants of such Selling Stockholder set forth in Section 1B of this Agreement are true and correct with the same force and effect as though expressly made by such Selling Stockholder on and as of such Closing Date; and

(ii) such Selling Stockholder has complied with all the agreements and satisfied all the conditions on its part to be performed or satisfied, in each case in all material respects, at or prior to such Closing Date.

(j)  Additional Documents.  On or before the Closing Date, the Underwriter and counsel for the Underwriter shall have received such information, documents and opinions as they may reasonably require for the purposes of enabling them to pass upon the issuance and sale of the Common Shares as contemplated herein, or in order to evidence the accuracy of any of the representations and warranties, or the satisfaction of any of the conditions or agreements, herein contained.

If any condition specified in this Section 5 is not satisfied when and as required to be satisfied, this Agreement may be terminated by the Underwriter by notice to the Company at any time on or prior to the Closing Date, which termination shall be without liability on the part of any party to any other party, except that Section 4, Section 6, Section 7 and Section 7 shall at all times be effective and shall survive such termination.

Section 6.  Reimbursement of Underwriter’s Expenses.

If this Agreement is terminated by the Underwriter pursuant to Section 5, Section 9 or Section 15, or if the sale to the Underwriter of the Common Shares on the Closing Date is not consummated because of any refusal, inability or failure on the part of the Company or the Selling Stockholders to perform any agreement herein or to comply with any provision hereof, the Company agrees to reimburse the Underwriter, upon demand for all out-of-pocket expenses that shall have been reasonably incurred by the Underwriter in connection with the proposed purchase and the offering and sale of the Common Shares, including but not limited to fees and disbursements of counsel, printing expenses, travel expenses, postage, facsimile and telephone charges.

Section 7.  Indemnification.

(a)  Indemnification of the Underwriter by the Company.  The Company agrees to indemnify and hold harmless the Underwriter, its officers and employees, and each person, if any, who controls the Underwriter within the meaning of the Securities Act and the Exchange Act against any loss, claim, damage, liability or expense, as incurred, to which such Underwriter, officer, employee or controlling person may become subject, under the Securities Act, the Exchange Act or other federal or state statutory law or regulation, or at common law or otherwise (including in settlement of any litigation, if such settlement is effected with the written consent of the Company), insofar as such loss, claim, damage, liability or expense (or actions in respect thereof as contemplated below) arises out of or is based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or the Final Prospectus, or in any amendment thereof or supplement thereto, or the omission or alleged omission therefrom of a material fact, in each case, necessary to make the statements therein not misleading and to reimburse the Underwriter, officer, employee or controlling person for any and all expenses (including the fees and disbursements of counsel chosen by the Underwriter) as such expenses are reasonably incurred by such Underwriter, officer, employee or controlling person in connection with investigating, defending, settling, compromising or paying any such loss, claim, damage, liability, expense or action; provided, however, that the foregoing indemnity agreement shall not apply to any loss, claim, damage, liability or expense to the extent, but only to the extent, arising out of or based upon any untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with written information furnished to the Company by the Underwriter expressly for use in the Final Prospectus (or any amendment or supplement thereto). The indemnity agreement set forth in this Section 7(a) shall be in addition to any liabilities that the Company may otherwise have.

(b)  Indemnification by the Selling Stockholders.  Each of the Selling Stockholders, severally and not jointly, agrees to indemnify and hold harmless the Underwriter, its officers and employees and each person, if any, who controls the Underwriter within the meaning of either the Securities Act and the Exchange Act and each other Selling Stockholder, if any, against any loss, claim, damage, liability or expense, as incurred, to which the Underwriter, its officers and employees and each such controlling person may become subject, under the Securities Act, the Exchange Act or other federal or state statutory law or regulation, or at common law or otherwise (including in settlement of any litigation, if such settlement is effected with the written consent of the Company), insofar as such loss, claim, damage, liability or expense (or actions in respect thereof as contemplated below) arises out of any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or the Final Prospectus, or in any amendment or supplement thereto, or caused by any omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only with reference to information furnished in writing to the Company or the Underwriter by or on behalf of such Selling Stockholder specifically for inclusion in the Registration Statement or the Final Prospectus, or in any amendment or supplement thereto, and such indemnity will be limited to an amount equal to the aggregate gross proceeds, net of the underwriting discounts, received by each Selling Stockholder from the sale of the Common Shares to the Underwriter. The Underwriter acknowledges that the only information furnished in writing by or on behalf of each of the Selling Stockholders for inclusion in the Final Prospectus is the following: (i) the first sentence of the second paragraph under the caption “Selling Stockholders” in the prospectus supplement dated October 28, 2004 to the Basic Prospectus, concerning the address of each selling stockholder entity or person and (ii) the tabular and footnote information under the caption “Selling Stockholders” in the prospectus supplement dated October 28, 2004 to the Basic Prospectus, concerning the name of each selling stockholder entity or person, the number and percentage of shares of Common Stock beneficially owned by each such entity or person, the number of shares of Common Stock each such entity or person is offering pursuant to the Offering and in the Repurchase (as defined in such prospectus supplement), and the number and percentage of shares of Common Stock beneficially owned by each such entity or person after the sale pursuant to the Offering and the Repurchase.

(c)  Indemnification of the Company and its Directors and Officers and the Selling Stockholders.  The Underwriter agrees to indemnify and hold harmless the Company, each of its directors, each of its officers who signed the Registration Statement, the Selling Stockholders and each person, if any, who controls the Company or any Selling Stockholder within the meaning of the Securities Act or the Exchange Act, against any loss, claim, damage, liability or expense, as incurred, to which the Company or any such director, officer, Selling Stockholder or controlling person may become subject, under the Securities Act, the Exchange Act, or other federal or state statutory law or regulation, or at common law or otherwise (including in settlement of any litigation, if such settlement is effected with the written consent of such Underwriter), insofar as such loss, claim, damage, liability or expense (or actions in respect thereof as contemplated below) arises out of or is based upon any untrue or alleged untrue statement of a material fact contained in the Final Prospectus, or in any amendment thereof or supplement thereto, or arises out of or is based upon the omission or alleged omission to state therein a material fact necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in the Final Prospectus (or any amendment thereof or supplement thereto), in reliance upon and in conformity with written information furnished to the Company and the Selling Stockholders by the Underwriter expressly for use therein; and to reimburse the Company or any such director, officer, Selling Stockholder or controlling person for any legal and other expense reasonably incurred by the Company or any such director, officer, Selling Stockholder or controlling person in connection with investigating, defending, settling, compromising or paying any such loss, claim, damage, liability, expense or action.  Each of the Company and each of the Selling Stockholder hereby acknowledges that the only information that the Underwriter have furnished to the Company expressly for use in the Final Prospectus (or any amendment thereof or supplement thereto) are the statements set forth in Schedule C; and the Underwriter confirms that such statements are correct.  The indemnity agreement set forth in this Section 7(c) shall be in addition to any liabilities that the Underwriter may otherwise have.

(d)  Notifications and Other Indemnification Procedures.  Promptly after receipt by an indemnified party under this Section 7 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof may be made against an indemnifying party under this Section 7, notify the indemnifying party in writing of the commencement thereof, but the omission so to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party for contribution or otherwise than under the indemnity agreement contained in this Section 7 or to the extent it is not prejudiced as a proximate result of such failure.  In case any such action is brought against any indemnified party and such indemnified party seeks or intends to seek indemnity from an indemnifying party, the indemnifying party will be entitled to participate in, and, to the extent that it shall elect, jointly with all other indemnifying parties similarly notified, by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party; provided, however, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that a conflict may arise between the positions of the indemnifying party and the indemnified party in conducting the defense of any such action or that there may be legal defenses available to it and/or other indemnified parties which are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assume such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties.  Upon receipt of notice from the indemnifying party to such indemnified party of such indemnifying party’s election so to assume the defense of such action and approval by the indemnified party of counsel, the indemnifying party will not be liable to such indemnified party under this Section 7 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof unless (i) the indemnified party shall have employed separate counsel in accordance with the proviso to the next preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel (together with local counsel), approved by the indemnifying party (the Underwriter in the case of Section 7(c) and Section 8), representing the indemnified parties who are parties to such action) or (ii) the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of the action, in each of which cases the fees and expenses of counsel shall be at the expense of the indemnifying party.

(e)  Settlements.  The indemnifying party under this Section 7 shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there is a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party against any loss, claim, damage, liability or expense by reason of such settlement or judgment.  Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel as contemplated by Section 7(d) hereof, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 45 days after receipt by such indemnifying party of the aforesaid request, (ii) such indemnifying party shall have received notice of the terms of such settlement at least 30 days prior to such settlement being entered into and (iii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement.  Notwithstanding the immediately preceding sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel, an indemnifying party shall not be liable for any settlement of the nature contemplated by this Section 7 effected without its consent if such indemnifying party (i) reimburses such indemnified party in accordance with such request to the extent it determines in good faith such request to be reasonable and (ii) provides written notice to the indemnified party substantiating in reasonable detail the unpaid balance as unreasonable, in each case prior to the date of such settlement. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement, compromise or consent to the entry of judgment in any pending or threatened action, suit or proceeding in respect of which any indemnified party is or could have been a party and indemnity was or could have been sought hereunder by such indemnified party, unless such settlement, compromise or consent (x) includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such action, suit or proceeding and (y) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

Section 8.  Contribution.

If the indemnification provided for in Section 7 is for any reason held to be unavailable to or otherwise insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities or expenses referred to therein, then each indemnifying party shall contribute to the aggregate amount paid or payable by such indemnified party, as incurred, as a result of any losses, claims, damages, liabilities or expenses referred to therein (i) in such proportion as is appropriate to reflect the relative benefits received by the Company and the Selling Stockholders, on the one hand, and the Underwriter, on the other hand, from the offering of the Common Shares pursuant to this Agreement or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company and the Selling Stockholders, on the one hand, and the Underwriter, on the other hand, in connection with the statements or omissions or inaccuracies in the representations and warranties herein which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations.  The relative benefits received by the Company and/or the Selling Stockholders, on the one hand, and the Underwriter, on the other hand, in connection with the offering of the Common Shares pursuant to this Agreement shall be deemed to be in the same respective proportions as the total net proceeds from the offering of the Common Shares pursuant to this Agreement (before deducting expenses) received by the Selling Stockholders, and the total underwriting discount received by the Underwriter bear to the aggregate initial offering price of the Common Shares.  The relative fault of the Company and the Selling Stockholders, on the one hand, and the Underwriter, on the other hand, shall be determined by reference to, among other things, whether any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact or any such inaccurate or alleged inaccurate representation or warranty relates to information supplied by the Company and the Selling Stockholders, on the one hand, or the Underwriter, on the other hand, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include, subject to the limitations set forth in Section 7(d), any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or claim.  The provisions set forth in Section 7(d) with respect to notice of commencement of any action shall apply if a claim for contribution is to be made under this Section 8; provided, however, that no additional notice shall be required with respect to any action for which notice has been given under Section 7(d) for purposes of indemnification.

The Company, the Selling Stockholders and the Underwriter agree that it would not be just and equitable if contribution pursuant to this Section 8 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 8.

Notwithstanding the provisions of this Section 8, no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Common Shares purchased by it and distributed to investors were offered to investors exceeds the amount of any damages which such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission.  No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.   For purposes of this Section 8, (i) each officer and employee of an Underwriter and each person, if any, who controls an Underwriter within the meaning of the Securities Act and the Exchange Act shall have the same rights to contribution as such Underwriter, (ii) each director of the Company, each officer of the Company, and each person, if any, who controls the Company within the meaning of the Securities Act and the Exchange Act shall have the same rights to contribution as the Company and (iii) each person, if any, who controls any of the Selling

Stockholders within the meaning of the Securities Act and the Exchange Act shall have the same rights to contribution as such Selling Stockholder.

The liability of any Selling Stockholder under such Selling Stockholder’s representations and warranties contained in Section 1B hereof and under the indemnity and contribution agreements contained in Sections 7 and 8 hereof shall be limited to an amount equal to the aggregate gross proceeds, net of underwriting discounts, received by such Selling Stockholder from the sale of the Common Shares to the Underwriter.

Section 9.  Termination of this Agreement.

On or prior to the Closing Date this Agreement may be terminated by the Underwriter by notice given to the Company and the Selling Stockholders if at any time (i) trading or quotation in any of the Company’s securities shall have been suspended or limited by the Commission or by the NYSE, or trading in securities generally on either the Nasdaq Stock Market or the NYSE shall have been suspended or limited, or minimum or maximum prices shall have been generally established on any of such stock exchanges by the Commission or the NASD; (ii) a general banking moratorium shall have been declared by any federal, New York, Delaware or California authority; (iii) there shall have occurred any outbreak or escalation of national or international hostilities or any crisis or calamity, or any change in the United States or international financial markets, or any substantial change or development involving a prospective substantial change in United States’ or international political, financial or economic conditions, as in the judgment of the Underwriter is material and adverse and makes it impracticable to market the Common Shares in the manner and on the terms described in the Final Prospectus (exclusive of any amendments or supplements thereto subsequent to the date hereof) or to enforce contracts for the sale of securities; or (iv) in the judgment of the Underwriter there shall have occurred any Material Adverse Change.  Any termination pursuant to this Section 9 shall be without liability on the part of (a) the Company or the Selling Stockholders to the Underwriter, except that the Company and the Selling Stockholders, jointly and severally, shall be obligated to reimburse the expenses of the Underwriter pursuant to Sections 4 and 6 hereof, (b) the Underwriter to the Company or the Selling Stockholders, or (c) of any party hereto to any other party except that the provisions of Section 7 and Section 8 shall at all times be effective and shall survive such termination.

Section 10.  Representations and Indemnities to Survive Delivery.

The respective indemnities, contribution, agreements, representations, warranties and other statements of the Company, of its officers, of the Selling Stockholders and of the Underwriter set forth in or made pursuant to this Agreement shall remain operative and in full force and effect, regardless of (i) any investigation, or statement as to the result hereof, made by or on behalf of the Underwriter or the Company or any of its or their respective partners, officers or directors or any controlling person, or the Selling Stockholders, as the case may be, (ii) acceptance of the Common Shares and payment for them hereunder and (iii) any termination of this Agreement.

Section 11.  Notices.

All communications hereunder shall be in writing and shall be mailed, hand delivered or telecopied and confirmed to the parties hereto as follows:

If to the Underwriter:
Morgan Stanley & Co. Incorporated

1585 Broadway

New York, New York  10036

Facsimile:  (212) 761-0260
Attention:  Corporate Execution Group

If to the Company:
Walter Industries, Inc.

4211 W. Boy Scout Blvd.

Tampa, Florida  33607
Facsimile:  (813) 871-4811
Attention:  General Counsel

If to the Selling Stockholders:
Kohlberg Kravis Roberts & Co.

9 West 57th Street, 42nd Floor

New York, New York 10019

Facsimile:  (212) 750-0003
Attention:  Perry Golkin

Any party hereto may change the address for receipt of communications by giving written notice to the others.

Section 12.  Successors.

This Agreement will inure to the benefit of and be binding upon the parties hereto, and to the benefit of the employees, officers and directors and controlling persons referred to in Section 7 and Section 8, and in each case their respective successors, and no other person will have any right or obligation hereunder.  The term “successors” shall not include any purchaser of the Common Shares as such from the Underwriter merely by reason of such purchase.

Section 13.  Partial Unenforceability

The invalidity or unenforceability of any Section, paragraph or provision of this Agreement shall not affect the validity or enforceability of any other Section, paragraph or provision hereof.  If any Section, paragraph or provision of this Agreement is for any reason determined to be invalid or unenforceable, there shall be deemed to be made such minor changes (and only such minor changes) as are necessary to make it valid and enforceable.

Section 14.  Governing Law Provisions

This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

Section 15.  Failure of One or More of the Selling Stockholders to Sell and Deliver Common Shares.

If one or more of the Selling Stockholders shall fail to sell and deliver to the Underwriter the Common Shares to be sold and delivered by such Selling Stockholders at the Closing Date pursuant to this Agreement, then the Underwriter may at its option, by written notice to the Company and the Selling Stockholders, either (i) terminate this Agreement without any liability on the part of the Underwriter or, except as provided in Sections 4, 6, 7 and 8 hereof, the Company or the Selling Stockholders, or (ii) purchase the shares which the Company and other Selling Stockholders have agreed to sell and deliver in accordance with the terms hereof.  If one or more of the Selling Stockholders shall fail to sell and deliver to the Underwriter the Common Shares to be sold and delivered by such Selling Stockholders pursuant to this Agreement at the Closing Date, then the Underwriter shall have the right, by written notice from the Underwriter to the Company and the Selling Stockholders, to postpone the Closing Date, but in no event for longer than seven days in order that the required changes, if any, to the Registration Statement and the Final Prospectus or any other documents or arrangements may be effected.

Section 16.  General Provisions.

This Agreement constitutes the entire agreement of the parties to this Agreement and supersedes all prior written or oral and all contemporaneous oral agreements, understandings and negotiations with respect to the subject matter hereof.  This Agreement may be executed in two or more counterparts, each one of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement may not be amended or modified unless in writing by all of the parties hereto.  The Table of Contents and the Section headings herein are for the convenience of the parties only and shall not affect the construction or interpretation of this Agreement.

Each of the parties hereto acknowledges that it is a sophisticated business person who was adequately represented by counsel during negotiations regarding the provisions hereof, including, without limitation, the indemnification provisions of Section 7 and the contribution provisions of Section 8, and is fully informed regarding said provisions.  Each of the parties hereto further acknowledges that the provisions of Sections 7 and 8 hereto fairly allocate the risks in light of the ability of the parties to investigate the Company, its affairs and its business in order to assure that adequate disclosure has been made in the Final Prospectus (and any amendments and supplements thereto), as required by the Securities Act and the Exchange Act.

Section 17.  Definitions.

“Basic Prospectus” shall mean the prospectus referred to in paragraph 1A(a) above contained in the Registration Statement at the Effective Date.

“Effective Date” shall mean each date and time that the Registration Statement, any post-effective amendment or amendments thereto became or become effective.

“Execution Time” shall mean the date and time that this Agreement is executed and delivered by the parties hereto.

“Final Prospectus” shall mean the prospectus supplement relating to the Common Shares that was first filed pursuant to Rule 424(b) after the Execution Time, together with the Basic Prospectus.

“Registration Statement” shall mean the registration statement referred to in paragraph 1A(a) above, including exhibits and financial statements, as amended at the Execution Time (or, if not effective at the Execution Time, in the form in which it shall become effective) and, in the event any post-effective amendment thereto becomes effective prior to the Closing Date, shall also mean such registration statement as so amended.  Such term shall include any Rule 430A Information deemed to be included therein at the Effective Date as provided by Rule 430A.

“Rule 405”, “Rule 415”, “Rule 424” and “Rule 430A” refer to such rules under the Act.

“Rule 430A Information” shall mean information with respect to the Securities and the offering thereof permitted to be omitted from the Registration Statement when it becomes effective pursuant to Rule 430A.

If the foregoing is in accordance with your understanding of our agreement, kindly sign and return to the Company the enclosed copies hereof, whereupon this instrument, along with all counterparts hereof, shall become a binding agreement in accordance with its terms.

Very truly yours,
WALTER INDUSTRIES, INC.

By:	/s/ Victor P. Patrick
Name: Victor P. Patrick
Title: Senior Vice President, General Counsel and Secretary

JWC ASSOCIATES, L.P.

By: KKR Associates, L.P. its general partner

By:	/s/ Perry Golkin
Name:
Title:

JWC ASSOCIATES II, L.P.

By: KKR Associates, L.P. its general partner

By:	/s/ Perry Golkin
Name:
Title:

KKR PARTNERS II, L.P.

By: KKR Associates, L.P. its general partner

By:	/s/ Perry Golkin
Name:
Title:

CHANNEL ONE ASSOCIATES, L.P.

By: KKR Associates, L.P. its general partner

By:	/s/ Perry Golkin
Name:
Title:

The foregoing Underwriting Agreement is hereby confirmed and accepted by the Underwriter as of the date first above written.

Morgan Stanley & Co. Incorporated

By:	/s/ David Schwarzbach
Name: David Schwarzbach
Title: Executive Director

SCHEDULE A

Selling Stockholders

Stockholder	Number of Common Shares to be Sold
JWC Associates, L.P.	4,374,755
JWC Associates II, L.P.	28,988
KKR Partners II, L.P.	106,051
Channel One Associates, L.P.	3,490,206

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